Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PROG Holdings, Inc. Amended and Restated 2015 Equity and Incentive Plan of our reports dated February 18, 2026, with respect to the consolidated financial statements of PROG Holdings, Inc. and the effectiveness of internal control over financial reporting of PROG Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

Salt Lake City, Utah
July 31, 2026